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                                                                  EXHIBIT 99(c)

                 Form 10-Q for the quarter ended March 31, 1995

Note D--Sale of Oklahoma-Based Operations

         On February 7, 1995, the Company announced an agreement to sell the assets of its Oklahoma City-based operations to Capital West Financial Corporation subject to certain conditions. Included in the agreement are the assets related to the Company's retail offices in Oklahoma, several retail offices in Texas, and the Oklahoma-based public finance, institutional trading, and sales departments. If the transaction is consummated the Company will receive cash, secured and subordinated notes, and warrants to purchase a minority interest in Capital West Financial Corporation. In addition, the agreement calls for Capital West Financial Corporation to assume or sublease certain office and equipment lease obligations of the Company. The sale would result in the reduction of approximately 70 investment executives and approximately 50 support staff located in 26 branch offices. This sale is planned to be consummated in May 1995.

         Pro forma financial information assuming the transaction had taken place at the beginning of the year is presented below:

         Pro Forma Combined Results of Operations
         -----------------------------------------------
         Revenue                           $  21,244,383
         Net Income                        $     149,623
         Earnings per primary share        $        0.04

         The above proforma financial information do not purport to be indicative of results which actually would have occurred had the sale been made on January 1, 1995.